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                                                                   EXHIBIT 4.16

                                   [DRAXIS LOGO]


June 14, 2000

PERSONAL & CONFIDENTIAL
Dr. Martin Barkin
54 Old Forest Hill Road
Toronto, Ontario
M5P 2P9

Dear Dr. Barkin:

Further to the Resolution dated April 19, 2000 (the "Resolution"), passed by the Board of Directors of DRAXIS Health Inc. ("DRAXIS"), a copy of which is attached to this letter agreement, we are writing to confirm the terms pursuant to which the Board of Directors of DRAXIS will issue to you non-transferable options ("Options") entitling you to purchase 400,000 Common Shares of DRAXIS. We are further writing to confirm Section 16(c)(4) and Section 24 of your Employment Agreement as revised on April 15, 1999 (the "Employment Agreement") will be deemed to be amended by this letter agreement.

Paragraph 3 of the Resolution specifies that you will enter into a letter agreement which will confirm that the Options shall be exercisable, in accordance with the terms of the Stock Option Agreement only so long as you are in the continuous employment of DRAXIS, notwithstanding anything to the contrary in your Employment Agreement, except where the cessation of employment results from a change of control or disability, unless otherwise determined by the Board of Directors.

In consideration for the grant of the Options set out in the Resolution, you agree to the following terms:

1. The Options will vest in accordance with paragraph 2 of the Resolution and shall be exercisable by you in accordance with the terms of the Stock Option Agreement only so long as you remain in the continuous employment of DRAXIS, except where cessation of employment results from a change of control or disability, unless otherwise determined by the Board of Directors.

                                                                            2/

 DRAXIS HEALTH INC., 6870 Goreway Drive, 2nd Floor, Mississauga, Ontario L4V 1P1
                    Tel: (905) 677-5500 Fax: (905) 677-5502
    SANTE DRAXIS INC., 16751 Trans Canada Highway, Kirkland, Quebec H9H 4J4
                    Tel: (514) 694-8220 Fax: (514) 694-8201

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Martin Barkin
June 14, 2000
Page 2

2. For clarity, in the event of resignation by you or termination of your employment by DRAXIS for any reason, with or without cause (but excluding termination due to a change of control or disability) (such resignation or termination by DRAXIS collectively referred to hereafter as "Termination of Employment") the Options which have not vested as at the Termination Date (as defined below) will not vest and those Options which have vested may be exercised only in accordance with the terms of the Stock Option Plan. Upon Termination of Employment, the Termination Date shall be the actual date of your resignation or termination by DRAXIS of your employment and shall be deemed not to include the three year period referred to in Section 16(c)(4) of the Employment Agreement or any other period during which you may be in receipt of or eligible to receive payments of any nature in lieu of notice of termination or as severance.

3.       In the event of Termination of Employment, for purposes of the Options,
         Section 16(c)(4) of the Employment Agreement shall be deemed to be amended as follows:

                  16(c) Termination by DRAXIS Without Cause and Without Notice

                  ...

                  Except as outlined in Section 16(b), if your employment is terminated without cause pursuant to this section, DRAXIS shall:

                  (4) Permit you to retain and exercise all stock options, Employee Participation Shares and other securities which have vested or accrued during your employment with DRAXIS or which will accrue or vest during the three year period following termination of this Agreement and your employment hereunder, as if you had remained employed for that three year period. Notwithstanding the foregoing, you shall not be entitled to retain or exercise any non-transferable options issued pursuant to the Resolution passed by the Board of Directors, dated April 19, 2000, except in accordance with the terms of the letter agreement dated June 14, 2000.

4. This letter agreement shall not be applicable to the Options if there is a termination of your employment due to a change of control or disability, in which case Section 16(d) or Section 16(e), respectively, of the Employment Agreement shall be applicable.

5. This letter agreement shall not apply to any stock options previously granted to you by the Board of Directors, but shall be applicable only to the Options granted pursuant to paragraph 1 of the Resolution.

                                                                            3/

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Martin Barkin
June 14, 2000
Page 3

6. Section 24 of the Employment Agreement shall be deemed to be amended by this letter agreement so that the entire agreement between the parties with respect to the terms and conditions of your employment shall be the Employment Agreement, the DRAXIS Code of Ethics and this letter agreement. Should there be inconsistency between this letter agreement and the Employment Agreement with respect to the grant or exercise of the Options, this letter agreement and the intent of the Resolution shall prevail.

To signify your agreement with the terms of the grant set out in the Resolution and the exercise of the Options as outlined above, please execute both copies of this letter agreement and return one originally executed copy to the undersigned.

Yours truly,

DRAXIS HEALTH INC.

Per: /s/ Brian King
     ----------------------------------------
     Brian King
     Chairman, Board of Directors

I have read and understand and, having had the opportunity to seek independent legal advice, I accept the terms outlined above in this letter agreement.

  28/6/00                                   /s/  Martin Barkin
-------------------------                 --------------------------------------
Date                                      Dr. Martin Barkin

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                                     [COPY]
                               DRAXIS HEALTH INC.

         The undersigned being all of the directors of DRAXIS Health Inc. (the "Corporation") do hereby consent to the following resolutions:

OPTIONS TO MARTIN BARKIN

         On recommendation of the Compensation Committee of the Board of Directors,

RESOLVED THAT:

1. Non-transferable options (the "Options") are hereby issued to Dr. Martin Barkin (the "Optionee") entitling the Optionee to purchase 400,000 Common Shares at $3.07, the closing price per Common Share quoted on The Toronto Stock Exchange on April 19, 2000;

2. The Options shall be exercisable for a period of five years, subject to the terms of the Stock Option Plan (the "Plan") and a stock option agreement (the "Stock Option Agreement") shall be entered into between the Corporation and the Optionee providing, in particular, that one-third of the options shall become exercisable on the first, second and third anniversaries of the date of the grant of the Options and providing further that the Options shall become exercisable only so long as the Optionee is in the continuous employment of the Corporation, except where cessation of employment results from a change of control or illness, unless otherwise determined by the Board of Directors;

3. Optionee shall enter into a letter agreement with the Corporation confirming that the Options shall be exercisable, in accordance with the terms of the Stock Option Agreement only so long as the Optionee is in the continuous employment of the Corporation, notwithstanding anything to the contrary in the Optionee's Employment Agreement, except where cessation of employment results from a change of control or illness, unless otherwise determined by the Board of Directors;

4. There be reserved for issuance upon the exercise of the Options such number of Common Shares as would be required to be issued assuming the due exercise of all the Options;

5. Upon due exercise of the Options and upon payment of the exercise price for the Common Shares, such Common Shares shall be issued as fully paid and non-assessable to the Optionee;


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                                          [COPY]

6. Upon due exercise of the Options, Montreal Trust Company of Canada, as Registrar and Transfer Agent for the Common Shares is hereby authorized and directed to countersign, issue, register and deliver to the Optionee a certificate or certificates for such Common Shares as are hereby issuable;

6. Any officer or director of the Corporation is hereby authorized and directed to execute, under the corporate seal of the Corporation or otherwise, stock option agreements to effect the foregoing; and

7. Any officer or director of the Corporation is hereby authorized and directed to execute, under the corporate seal of the Corporation or otherwise, and to deliver all such other instruments, agreements and documents and to do all such acts and things as in his or her opinion may be necessary or desirable in connection with the foregoing.

         DATED this 19th day of April, 2000.


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Martin Barkin                         Leslie L. Dan


-----------------------------------   -------------------------------------
George M. Darnell                     James P. Doherty


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Brian M. King                         Samuel Sarick


-----------------------------------   -------------------------------------
Stewart D. Saxe                       John A. Vivash


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